UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 14, 2013

BOVIE MEDICAL CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	012183	11-2644611
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

734 Walt Whitman Road, Melville, New York	11747
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (631) 421-5452

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement with Andrew Makrides

On March 14, 2013, Bovie Medical Corporation (the “Company”) entered into an employment agreement with its Chief Executive Officer, Andrew Makrides (the “Makrides Agreement”).

Pursuant to the terms of the Makrides Agreement, the Company has agreed to pay Mr. Makrides a base salary of $215,514.52 annually. During the term of the Makrides Agreement, the Company’s Compensation Committee may provide salary increases as it may, in its sole and exclusive discretion, deem appropriate. Mr. Makrides shall also be entitled to receive an annual bonus in an amount, and on such terms, as the Company’s Compensation Committee may determine in its sole and exclusive discretion. Mr. Makrides will also be entitled to customary vacation, medical, dental and life insurance benefits as well as reimbursement of certain business expenses. The Makrides Agreement shall have a term beginning on March 14, 2013 and concluding on December 31, 2015. The Makrides Agreement shall be automatically extended for additional one year terms, unless the Company provides Mr. Makrides with written notice of termination within nine months of the expiration of the current term then in effect.  In the event of a change of control of the Company or the termination of Mr. Makrides without cause (as these terms are defined in the Agreement), then the Company shall pay Mr. Makrides a lump sum severance equal to three (3) times his then Base Salary, as well as any other sums which may be due up to the date of such termination.

Employment Agreement with J. Robert Saron

On March 14, 2013, Bovie Medical Corporation (the “Company”) entered into an employment agreement with its President and Chief Sales and Marketing Officer, J. Robert Saron (the “Saron Agreement”).

Pursuant to the terms of the Saron Agreement, the Company has agreed to pay Mr. Saron a base salary of $305,183.84 annually. During the term of the Saron Agreement, the Company’s Compensation Committee may provide salary increases as it may, in its sole and exclusive discretion, deem appropriate. Mr. Saron shall also be entitled to receive an annual bonus in an amount, and on such terms, as the Company’s Compensation Committee may determine in its sole and exclusive discretion. Mr. Saron will also be entitled to customary vacation, medical, dental and life insurance benefits as well as reimbursement of certain business expenses. The Saron Agreement shall have a term beginning on March 14, 2013 and concluding on December 31, 2015. The Saron Agreement shall be automatically extended for additional one year terms, unless the Company provides Mr. Saron with written notice of termination within nine months of the expiration of the current term then in effect.   In the event of a change of control of the Company or the termination of Mr. Saron without cause (as these terms are defined in the Agreement), then the Company shall pay Mr.Saron a lump sum severance equal to three (3) times his then Base Salary, as well as any other sums which may be due up to the date of such termination.

Employment Agreement with Moshe Citronowicz

On March 14, 2013, the Company entered into an employment agreement with its Senior Vice President Moshe Citronowicz (the “Citronowicz Agreement”).

Pursuant to the terms of the Citronowicz Agreement, the Company has agreed to pay Mr. Citronowicz a base salary of $204,776.96 annually. During the term of the Citronowicz Agreement, the Company’s Compensation Committee may provide salary increases as it may, in its sole and exclusive discretion, deem appropriate. Mr. Citronowicz shall also be entitled to receive an annual bonus in an amount, and on such terms, as the Company’s Compensation Committee may determine in its sole and exclusive discretion. Mr. Citronowicz will also be entitled to customary vacation, medical, dental and life insurance benefits as well as reimbursement of certain business expenses. The Citronowicz Agreement shall have a term beginning on March 14, 2013 and concluding on December 31, 2015. The Citronowicz Agreement shall be automatically extended for additional one year terms, unless the Company provides Mr. Citronowicz with written notice of termination within nine months of the expiration of the current term then in effect.   In the event of a change of control of the Company or the termination of Mr. Citronowicz without cause (as these terms are defined in the Agreement), then the Company shall pay Mr. Citronowicz a lump sum severance equal to three (3) times his then Base Salary, as well as any other sums which may be due up to the date of such termination.

The foregoing description of the material terms of the Makrides Agreement, Saron Agreement and the Citronowicz Agreement are qualified in their entirety by the terms of the Makrides Agreement, Saron Agreement and the Citronowicz Agreement, filed as exhibits 10.1, 10.2 and 10.3 respectively, to this current report on Form 8-K.

Item 9.01                  Financial Statements and Exhibits

(c) Exhibits.

Exhibit	Description
10.1	Employment agreement executed by and between Andrew Makrides and Bovie Medical Corporation dated March 14, 2013.
10.2	Employment agreement executed by and between J. Robert Saron and Bovie Medical Corporation dated March 14, 2013.
10.3	Employment agreement executed by and between Moshe Citronowicz and Bovie Medical Corporation dated March 14, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOVIE MEDICAL CORPORATION

Dated: March 20, 2013	By:	/s/ Andrew Makrides
Andrew Makrides
Chief Executive Officer